Exhibit 99.1

Hennessy Advisors, Inc. Declares Quarterly Dividend

NOVATO, Calif., Oct. 30, 2015 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.06 per share. The dividend will be paid on December 9, 2015 to shareholders of record as of November 16, 2015.

"For the past ten years, we have consistently paid a dividend to reward our loyal shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "Our firm has grown, and we are pleased to share our success with our shareholders. We remain committed to working diligently on their behalf," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to superior service to shareholders and a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 202-262-4989